As filed with the Securities and Exchange Commission on October 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Linde plc

(Exact name of registrant as specified in its charter)

Ireland	2810	98-1448883
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The Priestley Centre, 10 Priestley Road, The Surrey Research Park

Guildford, Surrey GU2 7XY

United Kingdom

+44 1483 242200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2002 Praxair, Inc. Long Term Incentive Plan

2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.

Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan

Long Term Incentive Plan 2018 of Linde plc

(Full Title of Plans)

Guillermo Bichara

General Counsel

c/o Praxair, Inc.

10 Riverview Drive

Danbury, Connecticut 06810-5113

+1 (203) 837-2000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Ordinary shares, nominal value €0.001 per share issuable pursuant to Amended and Restated 2002 Praxair, Inc. Long Term Incentive Plan	182,179	$60.92	$11,098,344.68	$1,345.12
Ordinary shares, nominal value €0.001 per share issuable pursuant to 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.	4,600	$60.92	$280,232.00	$33.96
Ordinary shares, nominal value €0.001 per share issuable pursuant to Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan	19,700,908	$140.18	$2,761,649,803.00	$334,711.96
Ordinary shares, nominal value €0.001 per share issuable pursuant to Linde plc Long Term Incentive Plan 2018	473,128	$165.28	$78,198,595.84	$9,477.67
Total	20,360,815	$140.04	$2,851,226,976.00	$345,568.71

(1)

This Registration Statement (the “Registration Statement”) registers an aggregate of 20,360,815 ordinary shares, nominal value €0.001 per share (the “Shares”), of Linde plc, a public limited company incorporated in Ireland (the “Registrant”), comprised of 182,179 Shares that may be issued pursuant to the exercise of outstanding stock options granted to participants under the 2002 Praxair, Inc. Long Term Incentive Plan (the “2002 Plan”), 4,600 Shares that may be issued pursuant to the exercise of outstanding stock options granted to participants under the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc. (the “2005 Plan”), 19,700,908 Shares that may be issued pursuant to the exercise of outstanding stock options granted to participants under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “2009 Plan”) or subject to outstanding equity-based awards other than stock options or that remain available for issuance under the 2009 Plan, and 473,128 Shares that may be issued pursuant to the Long Term Incentive Plan 2018 of Linde plc (the “2018 Plan”, and collectively, the “Plans”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Shares as may be offered or issued under the Plans pursuant to this Registration Statement by reason of any stock split, stock dividends, or similar transactions or any other anti-dilutive or adjustment provisions of the Plans, as applicable.

(3)

Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on (i) $60.92, which is the weighted average exercise price for Shares subject to the 182,179 outstanding stock options granted pursuant to the 2002 Plan, (ii) $60.92, which is the weighted average exercise price for Shares subject to the 4,600 outstanding stock options granted pursuant to the 2005 Plan, (iii) $118.48, which is the weighted average exercise price for Shares subject to the 10,566,587 outstanding stock options granted pursuant to the 2009 Plan, and (iv) with respect to all other shares of Registrant common stock covered by this Registration Statement, the average of the high and low prices of shares of common stock of Praxair, Inc., a Delaware corporation (the predecessor to the Registrant) as reported on the New York Stock Exchange on October 26, 2018.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001212.

EXPLANATORY NOTE

On October 31, 2018, Praxair, Inc., a Delaware corporation (the “Predecessor”), and Linde Aktiengesellschaft, a stock corporation incorporated under the laws of Germany (“Linde AG”), combined under Linde plc, a public limited company incorporated in Ireland (the “Registrant”), as contemplated by the business combination agreement, dated June 1, 2017, as amended on August 10, 2017 (the “Business Combination Agreement”), by and among the Registrant, the Predecessor, Linde AG, Zamalight Holdco LLC and Zamalight Subco, Inc. (the “Business Combination”).

As contemplated by the Business Combination Agreement, the Board of Directors of the Registrant approved, effective as of the completion of the Business Combination, (i) the assumption by the Registrant of the Amended and Restated 2002 Praxair, Inc. Long Term Incentive Plan, the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc., the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan, and all outstanding awards under such plans, and (ii) the adoption of the Long Term Incentive Plan 2018 of the Registrant (collectively, the “Plans”).

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Registrant, as successor registrant to the Predecessor, with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 20,360,815 of the Registrant’s ordinary shares, nominal value €0.001 per share, for issuance to eligible employees of the Registrant or its subsidiaries pursuant to awards granted or that may in the future be granted under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant and Predecessor with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

1.	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 23, 2018;

2.	Registrant’s Current Report on Form 8-K filed on October 31, 2018 (to the extent filed and not furnished);

3.	Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 28, 2018, as amended on April 30, 2018;

4.	Predecessor’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, and June 30, 2018, filed on April 26 and July 26, 2018, respectively;

5.	Predecessor’s Current Reports on Form 8-K, filed on April 10, July 10, September 7, October 22 (two filings), and October 31, 2018, respectively; and

6.

The information set forth under the heading “Description of Linde plc Shares” included in Registrant’s Registration Statement on Form S-4 (Amendment No. 4), filed with the Commission on August 10, 2017.

All documents subsequently filed by the Registrant and/or the Predecessor with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated or deemed incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated or deemed incorporated by reference into this Registration Statement or by any document which constitutes a part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Registrant’s constitution, subject to the provisions of and so far as may be permitted by the Irish Companies Act 2014 (the “Companies Act”), every director, officer or employee of the Registrant, and each person who is or was serving at the request of the Registrant as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Registrant or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The Companies Act prescribes that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Registrant is a public limited liability company organized and existing under the laws of Ireland.

Effective as of October 22, 2018, Zamalight Subco, Inc., a wholly-owned indirect subsidiary of the Registrant, entered into indemnification agreements with each of the Registrant’s directors, indemnifying them in respect of any liability incurred by them while acting as a director of the Registrant in accordance with customary standards. Upon completion of the Business Combination, Predecessor assumed all of Zamalight Subco, Inc.’s rights and obligations under these indemnification agreements.

The Registrant also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association of Linde plc (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2018, Commission file no. 333-218485).

4.1	Amended and Restated 2002 Praxair, Inc. Long Term Incentive Plan.

4.2	2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.

4.3	Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan.

4.4	Long Term Incentive Plan 2018 of Linde plc.

5.1	Opinion of Arthur Cox.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors.

23.4	Consent of Arthur Cox (Included as part of its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (Included on the signature pages to this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*    *    *

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association of Linde plc (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2018, Commission file no. 333-218485).

4.1	Amended and Restated 2002 Praxair, Inc. Long Term Incentive Plan.

4.2	2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.

4.3	Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan.

4.4	Long Term Incentive Plan 2018 of Linde plc.

5.1	Opinion of Arthur Cox.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors.

23.4	Consent of Arthur Cox (Included as part of its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (Included on the signature pages to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on this 31st day of October, 2018.

LINDE PLC

By:	/s/ Guillermo Bichara
	Name:	Guillermo Bichara
	Title:	General Counsel

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed by the following duly authorized representative in the United States:

LINDE PLC

By:	/s/ Guillermo Bichara
	Name:	Guillermo Bichara
	Title:	General Counsel

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Registrant, a public limited liability company organized and existing under the laws of Ireland, hereby constitutes and appoints, Mr. Stephen F. Angel, Mr. Matthew J. White and Mr. Guillermo Bichara and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below on this 31st day of October, 2018.

Signature	Title

/s/ Stephen F. Angel Stephen F. Angel	Director and Chief Executive Officer
(Principal Executive Officer)

/s/ Matthew J. White Matthew J. White	Chief Financial Officer
(Principal Financial Officer)

/s/ Kelcey E. Hoyt Kelcey E. Hoyt	Controller
(Principal Accounting Officer)

/s/ Prof. Dr. Wolfgang Reitzle Prof. Dr. Wolfgang Reitzle	Director and Chairman of the Board

/s/ Prof. Dr. Clemens Börsig Prof. Dr. Clemens Börsig	Director

/s/ Dr. Thomas Enders Dr. Thomas Enders	Director

/s/ Franz Fehrenbach Franz Fehrenbach	Director

/s/ Dr. Victoria Ossadnik Dr. Victoria Ossadnik	Director

/s/ Prof. Dr. Ann-Kristin Achleitner Prof. Dr. Ann-Kristin Achleitner	Director

/s/ Dr. Nance K. Dicciani Dr. Nance K. Dicciani	Director

/s/ Edward G. Galante Edward G. Galante	Director

/s/ Larry D. McVay Larry D. McVay	Director

/s/ Martin Richenhagen Martin Richenhagen	Director

/s/ Robert L. Wood Robert L. Wood	Director